AGREEMENT AND PLAN OF MERGER


                            AMONG


             WESTERN TECHNOLOGY AND RESEARCH, INC.

                    CIMNET ACQUISITION CORP.

                              AND


                          CIMNET, INC.

                DATED AS OF DECEMBER 30, 1998

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                        TABLE OF CONTENTS
                                                                          Page

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . .            7

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .            7

  SECTION 1.1. The Merger. . . . . . . . . . . . . . . . . . . .            7

  SECTION 1.2. Closing.. . . . . . . . . . . . . . . . . . . . .            7

  SECTION 1.3. Effective Time. . . . . . . . . . . . . . . . . .            7

  SECTION 1.4. Effects of the Merger.. . . . . . . . . . . . . .            8

  SECTION 1.5. Certificate of Incorporation and By-laws
               of the Surviving Corporation. . . . . . . . . . .            8

  SECTION 1.6. Boards, Committees and Officers.. . . . . . . . .            8

  SECTION 1.7. Name of the Surviving Corporation.. . . . . . . .            8

  SECTION 1.8. Reservation of Right to Revise Transaction. . . .            8

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . .            9

EFFECT OF THE MERGER ON THE CAPITAL STOCK. . . . . . . . . . . .            9

  SECTION 2.1.  Effect on Capital Stock. . . . . . . . . . . . .            9
     (a)  Cancellation of Stock. . . . . . . . . . . . . . . . .            9
     (b)  Conversion of Cimnet Common Stock. . . . . . . . . . .            9
     (c) Cimnet Convertible Promissory Notes and Warrants. . . .            9

  SECTION 2.2.  Exchange of Certificates.. . . . . . . . . . . .            9
     (a)  Exchange Agent.. . . . . . . . . . . . . . . . . . . .            9
     (b)  Exchange Procedures. . . . . . . . . . . . . . . . . .           10
     (c)  Distributions with Respect to Unexchanged Shares . . .           10
     (d)  No Further Ownership Rights in Cimnet
          Common Stock.. . . . . . . . . . . . . . . . . . . . .           11
     (e)  No Fractional Shares.. . . . . . . . . . . . . . . . .           11
     (f)   Termination of Exchange Fund. . . . . . . . . . . . .           11
     (g)  No Liability.. . . . . . . . . . . . . . . . . . . . .           12
     (h)  Investment of Exchange Fund. . . . . . . . . . . . . .           12
     (i)  Lost Certificates. . . . . . . . . . . . . . . . . . .           12

  SECTION 2.3. Certain Adjustments.. . . . . . . . . . . . . . .           12

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . .           12

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .           12

  SECTION 3.1.  Representations and Warranties of Cimnet . . . .           12
     (a)  Organization, Standing and Corporate Power.. . . . . .           12
     (b)  Subsidiaries.. . . . . . . . . . . . . . . . . . . . .           13
     (c) Capital Structure.. . . . . . . . . . . . . . . . . . .           13
     (d)  Authority; Noncontravention. . . . . . . . . . . . . .           14
     (e)  Undisclosed Liabilities. . . . . . . . . . . . . . . .           14
     (f)  Information Supplied.. . . . . . . . . . . . . . . . .           15
     (g) Taxes.. . . . . . . . . . . . . . . . . . . . . . . . .           15
     (h) Voting Requirements.. . . . . . . . . . . . . . . . . .           15
     (i)  State Takeover Statutes. . . . . . . . . . . . . . . .           15
     (j)  Financial Statements.. . . . . . . . . . . . . . . . .           16

  SECTION 3.2. Representations and Warranties of
                Western Tech.. . . . . . . . . . . . . . . . . .           16
     (a) Organization, Standing and Corporate Power. . . . . . .           16
     (b) Subsidiaries. . . . . . . . . . . . . . . . . . . . . .           16
     (c) Capital Structure.. . . . . . . . . . . . . . . . . . .           16
     (d) Authority; Noncontravention.. . . . . . . . . . . . . .           17
     (e) SEC Documents; Undisclosed Liabilities. . . . . . . . .           18
     (f) Information Supplied. . . . . . . . . . . . . . . . . .           18
     (g) Absence of Certain Changes or Events. . . . . . . . . .           19
     (h) Compliance with Applicable Laws; Litigation.. . . . . .           19
     (i) Absence of Changes in Benefit Plans.. . . . . . . . . .           20
     (j) ERISA Compliance. . . . . . . . . . . . . . . . . . . .           20
     (k) Taxes.. . . . . . . . . . . . . . . . . . . . . . . . .           20
     (l) Voting Requirements.. . . . . . . . . . . . . . . . . .           21
     (m) State Takeover Statutes; Certificate of
          Incorporation. . . . . . . . . . . . . . . . . . . . .           21
     (n) INTENTIONALLY OMITTED.. . . . . . . . . . . . . . . . .           21
     (o) Intellectual Property.. . . . . . . . . . . . . . . . .           21
     (p) Certain Contracts.. . . . . . . . . . . . . . . . . . .           21

  SECTION 3.3.  Representations and Warranties of MergerSub. . .           22
     (a)  Organization, Standing and Corporate Power.. . . . . .           22
     (b)  Subsidiaries.. . . . . . . . . . . . . . . . . . . . .           22
     (c) Capital Structure.. . . . . . . . . . . . . . . . . . .           22
     (d)  Authority; Noncontravention. . . . . . . . . . . . . .           22
     (e)  Undisclosed Liabilities. . . . . . . . . . . . . . . .           23

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . .           23

COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . . . . . .           23

  SECTION 4.1. Conduct of Business.. . . . . . . . . . . . . . .           23
     (a) Conduct of Business by Cimnet.. . . . . . . . . . . . .           23
     (b) Conduct of Business by Western Tech and
          Subsidiaries.. . . . . . . . . . . . . . . . . . . . .           24
     (c) Other Actions.. . . . . . . . . . . . . . . . . . . . .           25
     (d) Advice of Changes.. . . . . . . . . . . . . . . . . . .           25

  SECTION 4.2. Intentionally Omitted.. . . . . . . . . . . . . .           25

  SECTION 4.3. No Solicitation by Western Tech.. . . . . . . . .           25

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . .           27

ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . .           27

  SECTION 5.1. Preparation of the Proxy Statement;
                Stockholders Meeting.. . . . . . . . . . . . . .           27

  SECTION 5.2. Intentionally Omitted.. . . . . . . . . . . . . .           28

  SECTION 5.3. Access to Information; Confidentiality. . . . . .           28

  SECTION 5.4. Best Efforts. . . . . . . . . . . . . . . . . . .           29

  SECTION 5.5. Intentionally Omitted.. . . . . . . . . . . . . .           29

  SECTION 5.6. Indemnification, Exculpation and Insurance. . . .           29

  SECTION 5.7. Fees and Expenses.. . . . . . . . . . . . . . . .           30

  SECTION 5.8. Public Announcements. . . . . . . . . . . . . . .           30

  SECTION 5.9.  Affiliates.. . . . . . . . . . . . . . . . . . .           30

  SECTION 5.10. Bulletin Board Listing.. . . . . . . . . . . . .           30

  SECTION 5.11. Stockholder Litigation.. . . . . . . . . . . . .           30

  SECTION 5.12. Tax Treatment. . . . . . . . . . . . . . . . . .           31

  SECTION 5.13. Company Officers; Employment Contracts;
                 Equity Awards.. . . . . . . . . . . . . . . . .           31

  SECTION 5.14. Post-Merger Operations.. . . . . . . . . . . . .           31

  SECTION 5.15. Conveyance Taxes.. . . . . . . . . . . . . . . .           31

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . .           31

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .           31

  SECTION 6.1. Conditions to Each Party's Obligation
                to Effect the Merger.. . . . . . . . . . . . . .           31
     (a) Stockholder Approvals.. . . . . . . . . . . . . . . . .           32
     (b) Governmental and Regulatory Approvals.. . . . . . . . .           32
     (c) No Injunctions or Restraints. . . . . . . . . . . . . .           32
     (d) Information Statement.. . . . . . . . . . . . . . . . .           32
     (e) Corporate Governance. . . . . . . . . . . . . . . . . .           32
     (f)  Employment Arrangements. . . . . . . . . . . . . . . .           32
     (g)  Opinion of Counsel.. . . . . . . . . . . . . . . . . .           32

  SECTION 6.2. Conditions to Obligations of Western Tech . . . .           32
     (a) Representations and Warranties. . . . . . . . . . . . .           32
     (b) Performance of Obligations of Cimnet. . . . . . . . . .           33
    (c) No Material Adverse Change.. . . . . . . . . . . . . . .           33

  SECTION 6.3. Conditions to Obligations of Cimnet.. . . . . . .           33
     (a) Representations and Warranties. . . . . . . . . . . . .           33
     (b) Performance of Obligations of Western Tech. . . . . . .           33
     (c) No Material Adverse Change. . . . . . . . . . . . . . .           33

  SECTION 6.4. Frustration of Closing Conditions.. . . . . . . .           33

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . .           33

TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . .           33

  SECTION 7.1. Termination.. . . . . . . . . . . . . . . . . . .           33
  SECTION 7.2. Effect of Termination.. . . . . . . . . . . . . .           34

  SECTION 7.3. Amendment.. . . . . . . . . . . . . . . . . . . .           35


  SECTION 7.4. Extension; Waiver.. . . . . . . . . . . . . . . .           35

  SECTION 7.5. Procedure for Termination, Amendment,
                Extension or Waiver. . . . . . . . . . . . . . .           35

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . .           35

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .           35

  SECTION 8.1. Nonsurvival of Representations and
                Warranties.. . . . . . . . . . . . . . . . . . .           35

  SECTION 8.2. Notices.. . . . . . . . . . . . . . . . . . . . .           35

  SECTION 8.3. Definitions.. . . . . . . . . . . . . . . . . . .           36

  SECTION 8.4. Interpretation. . . . . . . . . . . . . . . . . .           37

  SECTION 8.5. Counterparts. . . . . . . . . . . . . . . . . . .           37

  SECTION 8.6. Entire Agreement; No Third-Party
                 Beneficiaries.. . . . . . . . . . . . . . . . .           37

  SECTION 8.7. Governing Law.. . . . . . . . . . . . . . . . . .           37

  SECTION 8.8. Assignment. . . . . . . . . . . . . . . . . . . .           37

  SECTION 8.9. Headings. . . . . . . . . . . . . . . . . . . . .           38

  SECTION 8.10. Severability.. . . . . . . . . . . . . . . . . .           38

EXHIBITS

Exhibit A- Form of Corporate Resolutions
Exhibit B - Form of Employment Agreement

     AGREEMENT AND PLAN OF MERGER dated as of December 30, 1998, among WESTERN TECHNOLOGY AND RESEARCH, INC., a Wyoming corporation ("Western Tech"), CIMNET, INC., a Delaware corporation ("Cimnet"), and CIMNET ACQUISITION CORP., a Delaware corporation
("MergerSub").

     WHEREAS, the respective Boards of Directors of Western Tech, MergerSub and Cimnet have each approved the merger of MergerSub with and into Cimnet (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.0001 per share, of Cimnet ("Cimnet Common Stock"), will be converted into the right to receive the Merger Consideration (as defined in Section 1.8); and

     WHEREAS, the respective Boards of Directors of Western Tech, MergerSub and Cimnet have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders; and

     WHEREAS, Western Tech, MergerSub and Cimnet desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                          ARTICLE I

                          THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), MergerSub shall be merged with and into Cimnet at the Effective Time (as defined in Section 1.3). Following the Effective Time, Cimnet shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of MergerSub in accordance with the DGCL.

SECTION 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto.

SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as Western Tech and Cimnet shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. The Certificate of Incorporation of Cimnet, shall be the Certificate of Incorporation of the Surviving Corporation (the "Surviving Certificate of Incorporation"). The By-laws of Cimnet, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation (the "Surviving By-laws").

SECTION 1.6. Boards, Committees and Officers. Prior to the Effective Time, Western Tech shall adopt resolutions in the form attached hereto as part of Exhibit A, establishing the Board of Directors of Western Tech and Cimnet from and after the Effective Time. From and after the Effective Time, the members of the Board of Directors, the committees of the Board of Directors, the composition of such committees (including chairmen thereof) and the officers of the Surviving Corporation shall be as set forth on or designated in accordance with the Surviving Certificate of Incorporation, the Surviving By-laws and Exhibit A hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with the Surviving Certificate of Incorporation, the Surviving By-laws and Exhibit A or until their respective successors are duly elected and qualified, as the case may be, or until as otherwise provided in the Surviving Certificate of Incorporation, the Surviving By-laws and Exhibit A.

SECTION 1.7. Name of the Surviving Corporation.  The name of the
Surviving Corporation shall be Cimnet, Inc.

SECTION 1.8. Reservation of Right to Revise Transaction. If each of Cimnet, MergerSub and Western Tech agree, the parties hereto may change the method of effecting the business combination between MergerSub and Cimnet, and each party shall cooperate in such efforts, including to provide for (a) a merger of MergerSub with and into Cimnet, or (b) a merger of Cimnet with and into Western Tech; provided, however, that no such change shall alter or change the amount or kind of consideration to be issued to holders of Cimnet Common Stock as provided for in this Agreement (the "Merger Consideration").

                          ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK
               OF THE CONSTITUENT CORPORATIONS;
                   EXCHANGE OF CERTIFICATES

SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Cimnet Common Stock:

          (a) Cancellation of Stock. Each share of capital stock of Western Tech that is owned by Cimnet, and each share of capital stock of Cimnet owned by Western Tech, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)  Conversion of Cimnet Common Stock.  Subject to
Section 2.2(e), each issued and outstanding share of Cimnet Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive one
(1) (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, no par value per share ("Western Tech Common Stock"), of Western Tech. As of the Effective Time, all such shares of Cimnet Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Cimnet Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Western Tech Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

          (c) Cimnet Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding warrant to purchase shares of Cimnet Common Stock (the "Warrants"), shall remain outstanding, unchanged by reason of the Merger, except that, in accordance with the adjustment provisions thereof, each Warrant shall no longer be exercisable for Cimnet Common Stock, but shall thereafter be exercisable for that whole number of shares of Western Tech Common Stock and cash in lieu of fractional share interests as the holder thereof would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at an exercise price per share of Western Tech Common Stock equal to $2.50. Western Tech shall comply with the terms and provisions of all such Warrants and the Notes.

SECTION 2.2.  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Western Tech shall enter into an agreement with American Stock Transfer and Trust Company or other transfer agent designated by Cimnet (the "Exchange Agent"), which shall provide that Western Tech shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Cimnet Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Western Tech Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Cimnet Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but no more than twenty (20) days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cimnet Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Western Tech and Cimnet may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Western Tech Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and cash in lieu of any fractional share of Western Tech Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled (such cash and Western Tech Common Stock deposited with the Exchange Agent for the purpose of the Merger, collectively, the "Exchange Fund"). In the event of a surrender of a Certificate representing shares of Cimnet Common Stock which are not registered in the transfer records of Cimnet under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of Western Tech Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Western Tech Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Western Tech that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, and cash in lieu of any fractional share of Western Tech Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Western Tech Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Western Tech Common Stock represented thereby, and, in the case of Certificates representing Cimnet Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Western Tech Common Stock shall be paid by Western Tech to the Exchange Agent for payment to holders of Cimnet Common Stock, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Western Tech Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Western Tech Common Stock and, in the case of Certificates representing Cimnet Common Stock, the amount of any cash payable in lieu of a fractional share of Western Tech Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Western Tech Common Stock.

           (d) No Further Ownership Rights in Cimnet Common Stock. All shares of Western Tech Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Cimnet Common Stock, theretofore represented by such Certificates, subject, however, to Western Tech obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cimnet on such shares of Cimnet Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cimnet Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e)  No Fractional Shares.   (i) No certificates or
scrip representing fractional shares of Western Tech Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Western Tech shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Western Tech.

     (ii) Western Tech shall pay each former holder of Cimnet Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Cimnet Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the Western Tech Common Stock as reported on OTC Bulletin Board during the ten trading days ending on the fifth trading day prior to the Closing Date (the "Average Western Tech Price").

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Cimnet Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Cimnet Common Stock subject to and in accordance with the terms of Section 2.2(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for three months after the Effective Time shall be delivered to Western Tech, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Western Tech for payment of their claim for Merger Consideration, any dividends or distributions with respect to Western Tech Common Stock and any cash in lieu of fractional shares of Western Tech Common Stock.

          (g) No Liability. None of Western Tech, Cimnet, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Western Tech Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Western Tech Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Western Tech, on a daily basis. Any interest and other income resulting from such investments shall be paid to Western Tech.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Western Tech, the posting by such person of a bond in such reasonable amount as Western Tech may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Western Tech Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

SECTION 2.3. Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Cimnet Common Stock or of Western Tech Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Cimnet Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                         ARTICLE III

                REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties of Cimnet.   Except
as set forth on the Disclosure Schedule delivered by Cimnet to Western Tech prior to the execution of this Agreement (the "Cimnet Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Cimnet represents and warrants to Western Tech and MergerSub as follows:

          (a) Organization, Standing and Corporate Power. (i) Cimnet is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on Cimnet. Cimnet is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on Cimnet.

     (ii) Cimnet has delivered to Western Tech prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.

          (b) Subsidiaries. Cimnet does not beneficially own any subsidiaries.

          (c) Capital Structure. The authorized capital stock of Cimnet consists of 15,000,000 shares of Cimnet Common Stock and 5,000,000 shares of preferred stock, par value $.0001 per share ("Cimnet Preferred Stock"). At the close of business on the date hereof: (i) 4,430,000 shares of Cimnet Common Stock were issued and outstanding; (ii) no shares of Cimnet Common Stock were held by Cimnet in its treasury; (iii) no shares of Series A Preferred Stock were issued and outstanding of any class or series; and (iv) 300,000 shares of Cimnet Common Stock were reserved for issuance upon the exercise of 300,000 Warrants. Section 3.1(c) of the Cimnet Disclosure Schedule sets forth a complete and correct list, as of December 30, 1998, of the number of shares of Cimnet Common Stock subject to employee stock options or other rights to purchase or receive Cimnet Common Stock granted under the Cimnet Stock Plans (collectively, "Cimnet Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of Cimnet are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) or Section 3.1(c) of the Cimnet Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Cimnet, (B) any securities of Cimnet or any Cimnet subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Cimnet, (C) any warrants, calls, options or other rights to acquire from Cimnet or any Cimnet subsidiary, and any obligation of Cimnet or any Cimnet subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Cimnet, and (y) there are no outstanding obligations of Cimnet or any Cimnet subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of Cimnet or any Cimnet subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Cimnet subsidiary, (B) warrants, calls, options or other rights to acquire from Cimnet or any Cimnet subsidiary, and any obligation of Cimnet or any Cimnet subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Cimnet subsidiary or (C) obligations of Cimnet or any Cimnet subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Cimnet subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (d) Authority; Noncontravention. Cimnet has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Cimnet and the consummation by Cimnet of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Cimnet, subject, in the case of the Merger, to the Cimnet Stockholder Approval. This Agreement has been duly executed and delivered by Cimnet and, assuming the due authorization, execution and delivery by Western Tech and MergerSub constitutes the legal, valid and binding obligation of Cimnet, enforceable against Cimnet in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Cimnet or any of its subsidiaries under, (i) the certificate of incorporation or By-Laws of Cimnet or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, license or similar authorization applicable to Cimnet or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cimnet or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Cimnet or (y) reasonably be expected to impair the ability of Cimnet to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Cimnet or any of its subsidiaries in connection with the execution and delivery of this Agreement by Cimnet or the consummation by Cimnet of the transactions contemplated by this Agreement, except for (1) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Cimnet is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (2) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Cimnet or (y) reasonably be expected to impair the ability of Cimnet to perform its obligations under this Agreement.

          (e) Undisclosed Liabilities. Except (i) as reflected in the Cimnet Financial Statements (as defined in Section 3.1(n)) or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iii) liabilities incurred in the ordinary cause of Cimnet's business since September 30, 1998, neither Cimnet nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Cimnet.

          (f) Information Supplied. None of the information supplied or to be supplied by Cimnet specifically for inclusion or incorporation by reference in the Schedule 14C Information Statement (the "Information Statement") to be filed with the SEC by Western Tech in connection with the approval of the Merger by the stockholders of Western Tech will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Cimnet with respect to statements made or incorporated by reference therein based on information supplied by Western Tech specifically for inclusion or incorporation by reference in the Information Statement.

          (g) Taxes. (i) Each of Cimnet and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Cimnet. Cimnet and each of its subsidiaries has paid (or Cimnet has paid on its behalf) all taxes (as defined herein) shown as due on such returns.

     (ii) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in
(x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (h) Voting Requirements. The affirmative vote at the Cimnet Stockholders Meeting (the "Cimnet Stockholder Approval") of the holders of a majority of the total votes represented by all outstanding shares of Cimnet Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Cimnet's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (i) State Takeover Statutes. The Board of Directors of Cimnet has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Cimnet Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of Cimnet, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          (j) Financial Statements. Cimnet has heretofore delivered to Western Tech financial statements, which are accountants compilations, relating to the period ending September
30, 1998 (the "Financial Statements"). The Financial Statements fairly present the financial position and results of operations of the Cimnet for the periods presented.

SECTION 3.2. Representations and Warranties of Western Tech. Except as disclosed in the Western Tech Filed SEC Documents (as defined in Section 3.2(g)) or as set forth on the Disclosure Schedule delivered by Western Tech to Cimnet prior to the execution of this Agreement (the "Western Tech Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Western Tech represents and warrants to Cimnet as follows:

          (a) Organization, Standing and Corporate Power. (i) Each of Western Tech and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Western Tech. Each of Western Tech and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Western Tech.

     (ii) Western Tech has delivered to Cimnet prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.

          (b) Subsidiaries. Cimnet Acquisition Corp., a Delaware corporation, is the only subsidiary of Western Tech. All the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Western Tech, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (c) Capital Structure. The authorized capital stock of Western Tech consists of 50,000,000 shares of Western Tech Common Stock, no par value per share. At the close of business on December 30, 1998 (i) 750,000 shares of Western Tech Common Stock were issued and outstanding (including shares of restricted Western Tech Common Stock); (ii) no shares of Western Tech Common Stock were held by Western Tech in its treasury; and (iii) no shares of preferred stock (of any Class) were authorized, issued and outstanding. All outstanding shares of capital stock of Western Tech are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c),
Section 3.2 (c) of the Western Tech Disclosure Schedule there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Western Tech, (B) any securities of Western Tech or any Western Tech subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Western Tech, (C) any warrants, calls, options or other rights to acquire from Western Tech or any Western Tech subsidiary, and any obligation of Western Tech or any Western Tech subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Western Tech, and (D) there are no outstanding obligations of Western Tech or any Western Tech subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (X) securities of Western Tech or any Western Tech subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Western Tech subsidiary, (Y) warrants, calls, options or other rights to acquire from Western Tech or any Western Tech subsidiary, and any obligation of Western Tech or any Western Tech subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Western Tech subsidiary or (Z) obligations of Western Tech or any Western Tech subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Western Tech subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Western Tech nor any Western Tech subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the Western Tech subsidiaries, Western Tech does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to Western Tech and its subsidiaries as a whole.

          (d) Authority; Noncontravention. Western Tech has all requisite corporate power and authority to enter into this Agreement and, subject to the Western Tech Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Western Tech and the consummation by Western Tech of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Western Tech. This Agreement has been duly executed and delivered by Western Tech and, assuming the due authorization, execution and delivery by Cimnet, constitutes the legal, valid and binding obligations of Western Tech, enforceable against Western Tech in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Western Tech or any of its subsidiaries under, (i) the certificate of incorporation or By-Laws of Western Tech or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Western Tech or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Western Tech or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Western Tech or (y) reasonably be expected to impair the ability of Western Tech to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Western Tech or any of its subsidiaries in connection with the execution and delivery of this Agreement by Western Tech or the consummation by Western Tech of the transactions contemplated by this Agreement, except for (1) the filing with the SEC of (A) the Information Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Western Tech is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not
(x) have a material adverse effect on Western Tech or (y) reasonably be expected to impair the ability of Western Tech to perform its obligations under this Agreement.

          (e) SEC Documents; Undisclosed Liabilities. Western Tech has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since September 30, 1998, (the "Western Tech SEC Documents"). As of their respective dates, the Western Tech SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Western Tech SEC Documents, and none of the Western Tech SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Western Tech included in the Western Tech SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Western Tech and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments.

          (f) Information Supplied. None of the information supplied or to be supplied by Western Tech specifically for inclusion or incorporation by reference in the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Western Tech with respect to statements made or incorporated by reference therein based on information supplied by Cimnet specifically for inclusion or incorporation by reference in the Information Statement.

          (g) Absence of Certain Changes or Events.   Except for
liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by
Section 4.1(b), since September 30, 1998, Western Tech and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Western Tech SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in Western Tech, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Western Tech's capital stock, (iii) any split, combination or reclassification of any of Western Tech's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Western Tech's capital stock, (iv)(A) any granting by Western Tech or any of its subsidiaries to any current or former director, executive officer or other key employee of Western Tech or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of September 30, 1998, (B) any granting by Western Tech or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Western Tech or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in Western Tech SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "Western Tech Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by Western Tech materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the Western Tech Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Western Tech or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by Western Tech or any of the Western Tech subsidiaries during the period from December 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(b).

          (h) Compliance with Applicable Laws; Litigation. (i) Western Tech, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Western Tech and its subsidiaries (the "Western Tech Permits") except where the failure to have any such Western Tech Permits individually or in the aggregate would not have a material adverse effect on Western Tech. Western Tech and its subsidiaries are in compliance with the terms of the Western Tech Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Western Tech. As of the date of this Agreement, except as disclosed in the Western Tech Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Western Tech or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Western Tech, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Western Tech or (B) reasonably be expected to impair the ability of Western Tech to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (ii) Neither Western Tech nor any Western Tech subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Western Tech.

          (i) Absence of Changes in Benefit Plans. Western Tech has delivered to Cimnet true and complete copies of (i) all severance and employment agreements of Western Tech with directors, executive officers or key employees, (ii) all severance programs and policies of each of Western Tech and each Western Tech subsidiary, and (iii) all plans or arrangements of Western Tech. Since December 31, 1997, there has not been any adoption or amendment in any material respect by Western Tech or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Western Tech or any of its wholly owned subsidiaries (collectively, the "Western Tech Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Western Tech pension plans, or any material change in the manner in which contributions to any Western Tech pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance.  Western Tech has never had any
Benefit Plans.

          (k) Taxes. (i) Each of Western Tech and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Western Tech. Western Tech and each of its subsidiaries has paid (or Western Tech has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Western Tech Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Western Tech and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Western Tech or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Western Tech. The federal income tax returns of Western Tech and each of its subsidiaries consolidated in such returns for tax years through 1997 have closed by virtue of the applicable statute of limitations.

     (iii) Neither Western Tech nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (l) Voting Requirements. The affirmative vote of the holders of a majority of all outstanding voting shares of MergerSub is the only vote of the holders of any class or series of capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of the Western Tech Common Stock pursuant to the Merger.

          (m) State Takeover Statutes; Certificate of
Incorporation.  The Board of
Directors of Western Tech (including the disinterested Directors thereof) has unanimously approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Western Tech Board of Directors under the applicable provisions of the Wyoming Business Corporation Act ("WBCA") and constitutes approval of the Merger the issuance of Western Tech Common Stock in connection therewith and the other transactions contemplated hereby.

          (n) Intentionally Omitted.

           (o) Intellectual Property. Western Tech and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Western Tech Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Western Tech Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Western Tech. Neither Western Tech nor any such subsidiary has received any notice of infringement of or conflict with, and, to Western Tech's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Western Tech Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Western Tech.

          (p) Certain Contracts. Except as set forth in the Western Tech Filed SEC Documents, neither Western Tech nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Western Tech and its subsidiaries (including Cimnet and its subsidiaries, assuming the Merger had taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Western Tech Material Contracts"). Each Western Tech Material Contract is valid and binding on Western Tech (or, to the extent a Western Tech subsidiary is a party, such subsidiary) and is in full force and effect, and Western Tech and each Western Tech subsidiary have in all material respects performed all obligations required to be performed by them to date under each Western Tech Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Western Tech. Neither Western Tech nor any Western Tech subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of Western Tech, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Western Tech Material Contract.

SECTION 3.3.  Representations and Warranties of MergerSub.
Except as set forth on the Disclosure Schedule delivered by MergerSub to Cimnet prior to the execution of this Agreement (the "MergerSub Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Western Tech and MergerSub represents and warrants to Cimnet as follows:

          (a) Organization, Standing and Corporate Power. (i) MergerSub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on MergerSub.

     (ii) MergerSub has delivered to Western Tech prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date.

          (b) Subsidiaries. MergerSub does not beneficially own any subsidiaries.

          (c) Capital Structure. The authorized capital stock of MergerSub consists of 1,000 shares of MergerSub Common Stock and no shares of preferred stock. At the close of business on the date hereof: (i) 1,000 shares of MergerSub Common Stock were issued and outstanding; and (ii) no shares of MergerSub Common Stock were held by MergerSub in its treasury. All outstanding shares of capital stock of MergerSub are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no issued, reserved for issuance or outstanding securities of MergerSub or any MergerSub subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of MergerSub, or any warrants, calls, options or other rights to acquire from MergerSub or any MergerSub subsidiary.

          (d) Authority; Noncontravention. MergerSub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by MergerSub and the consummation by MergerSub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MergerSub, subject, in the case of the Merger, to the MergerSub Stockholder Approval. This Agreement has been duly executed and delivered by MergerSub and, assuming the due authorization, execution and delivery by Western Tech and MergerSub constitutes the legal, valid and binding obligation of MergerSub, enforceable against MergerSub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MergerSub or any of its subsidiaries under, (i) the certificate of incorporation or By-Laws of MergerSub or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, license or similar authorization applicable to MergerSub or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MergerSub or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on MergerSub or (y) reasonably be expected to impair the ability of MergerSub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to MergerSub or any of its subsidiaries in connection with the execution and delivery of this Agreement by MergerSub or the consummation by MergerSub of the transactions contemplated by this Agreement, except for (1) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which MergerSub is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (2) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on MergerSub or (y) reasonably be expected to impair the ability of MergerSub to perform its obligations under this Agreement.

          (e) Undisclosed Liabilities. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither MergerSub nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on MergerSub.

                          ARTICLE IV

          COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1. Conduct of Business.

          (a) Conduct of Business by Cimnet. Except as set forth in Section 4.1(a) of the Cimnet Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Western Tech in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Cimnet shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time.

          (b) Conduct of Business by Western Tech and
Subsidiaries.   Except as set forth in Section 4.1(b) of  the
Western Tech Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Cimnet in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Western Tech shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Western Tech shall not, and shall not permit any of its subsidiaries to:

     (i) (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock ;

     (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

     (iii) except as contemplated hereby, amend its certificate of incorporation, By-Laws or other comparable organizational documents;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

     (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitization);

     (vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) to no longer be true and correct;

     (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money; or

     (viii) authorize, or commit or agree to take, any of the foregoing actions.

          (c) Other Actions. Except as required by law, Cimnet and Western Tech shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, except as provided in the proviso in Section 6.2(a) or Section 6.3(a), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, except as provided in the proviso in Section 6.2(a) or Section 6.3(a), or
(iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (d) Advice of Changes. Cimnet and Western Tech shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.2. Intentionally Omitted.

SECTION 4.3. No Solicitation by Western Tech. (a) Western Tech shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Western Tech Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Western Tech Takeover Proposal; provided, however, that if the Board of Directors of Western Tech determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Western Tech's stockholders under applicable law, Western Tech may, in response to a Western Tech Superior Proposal (as defined in Section 4.3(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 4.3(a) and which is made or received prior to the obtaining of the Western Tech Stockholder Approval, and subject to providing prior written notice of its decision to take such action to Cimnet and compliance with Section 4.3(c) (x) furnish information with respect to Western Tech and its subsidiaries to any person making a Western Tech Superior Proposal pursuant to a customary confidentiality agreement (as determined by Western Tech based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and
(y) participate in discussions or negotiations regarding such Western Tech Superior Proposal. For purposes of this Agreement, "Western Tech Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of Western Tech and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Western Tech, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Western Tech, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Western Tech or the Western Tech Common Stock (or any Western Tech subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of Western Tech and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.3, neither the Board of Directors of Western Tech nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cimnet, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of Western Tech Class A Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Western Tech Takeover Proposal, or (iii) cause Western Tech to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Western Tech Acquisition Agreement") related to any Western Tech Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the Western Tech Stockholder Approval, the Board of Directors of Western Tech, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Western Tech's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into any Western Tech Acquisition Agreement with respect to any Western Tech Superior Proposal, but only at a time that is after the fifth business day following Western Tech's receipt of written notice advising Cimnet that the Board of Directors of Western Tech is prepared to accept a Western Tech Superior Proposal, specifying the material terms and conditions of such Western Tech Superior Proposal and identifying the person making such Western Tech Superior Proposal. For purposes of this Agreement, a "Western Tech Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Western Tech Common Stock then outstanding or all or substantially all the assets of Western Tech and otherwise on terms which the Board of Directors of Western Tech determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Western Tech's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Western Tech based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of Western Tech set forth in paragraphs (a) and (b) of this Section 4.3, Western Tech shall immediately advise Cimnet orally and in writing of any request for information or of any Western Tech Takeover Proposal, the material terms and conditions of such request or Western Tech Takeover Proposal and the identity of the person making such request or Western Tech Takeover Proposal. Western Tech will keep Cimnet reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Western Tech Takeover Proposal. Cimnet shall treat any information it receives from Western Tech pursuant to this section as confidential information.

          (d) Nothing contained in this Section 4.3 shall prohibit Western Tech from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Western Tech's stockholders if, in the good faith judgment of the Board of Directors of Western Tech, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Western Tech nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of Western Tech Class A Common Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a Western Tech Takeover Proposal.

                          ARTICLE V

                     ADDITIONAL AGREEMENTS

SECTION 5.1. Preparation of the Information Statement; Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Western Tech shall prepare (with the assistance of Cimnet) and file with the SEC the Information Statement. Western Tech shall use best efforts to have the Information Statement declared effective under the Securities Exchange Act of 1934 (the "1934 Act") as promptly as practicable after such filing. Western Tech will use all best efforts to cause the Information Statement to be mailed to its stockholders. Western Tech shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Western Tech Common Stock in the Merger and Cimnet shall furnish all information concerning Cimnet and the holders of Cimnet Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Proxy Statement will be made by Western Tech without providing Cimnet the opportunity to review and comment thereon. Western Tech will advise Cimnet, promptly after it receives notice thereof, of the time when the Information Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Western Tech Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Cimnet or Western Tech, or any of their respective affiliates, officers or directors, should be discovered by Cimnet or Western Tech which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Western Tech.

           (b) Cimnet shall, as promptly as practicable after the Information Statement is approved, duly call, give notice of, convene and hold a meeting of its stockholders (the "Cimnet Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Cimnet Stockholder Approval and through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, and the other transactions contemplated hereby.

          (c) Western Tech shall, as promptly as practicable after the Information Statement is approved duly call, its stockholders in accordance with the requirements of 1934 Act and, subject to its rights to terminate this Agreement pursuant to Section 4.3(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger, and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.3(b), Western Tech agrees that its obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Western Tech of any Western Tech Takeover Proposal.

          (d) Western Tech and Cimnet will use best efforts to hold the Cimnet Stockholders Meeting and the Western Tech
Stockholders Meeting on the same date and as soon as reasonably practicable after the date hereof.

SECTION 5.2. Intentionally Omitted.

SECTION 5.3. Access to Information; Confidentiality. Subject to the Letter Agreement dated October 25, 1998, between Western Tech and Cimnet (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its best efforts to have waived) and applicable law, each of Cimnet and Western Tech shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Cimnet and Western Tech shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of Cimnet and Western Tech will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.4. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.5(a) will limit or affect actions permitted to be taken pursuant to Sections
4.2 and 4.3.

          (b) In connection with and without limiting the foregoing, Cimnet and Western Tech shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

SECTION 5.5. Intentionally Omitted.

SECTION 5.6. Indemnification, Exculpation and Insurance. (a) Western Tech agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Cimnet and its subsidiaries as provided in their respective certificates of incorporation or By-Laws (or comparable organizational documents) and any indemnification agreements of Cimnet. In addition, from and after the Effective Time, directors and officers of Cimnet who become directors or officers of Western Tech will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Western Tech.

SECTION 5.7. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.8. Public Announcements. Western Tech and Cimnet will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.9. Affiliates. (a) As soon as practicable after the date hereof, Cimnet shall deliver to Western Tech a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Cimnet, "affiliates" of Cimnet for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date hereof.

          (b) Western Tech shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

SECTION 5.10. Bulletin Board Listing.   Western Tech shall use its
best efforts to maintain the listing of its shares of Common Stock on the OTC Bulletin Board.

SECTION 5.11. Stockholder Litigation. Each of Cimnet and Western Tech shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Cimnet or Western Tech, as applicable, and its directors relating to the transactions contemplated by this Agreement. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party and in the reasonable judgment of the counsel to the indemnified party, it is advisable for the indemnified party to be represented by separate counsel (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party). No settlement of any action against an indemnified party shall be made without the consent of the indemnified party, which shall not be unreasonably withheld in light of all factors of importance to such indemnified party. If it is ultimately determined that indemnification is not permitted, then an indemnified party will return all monies advanced to the indemnifying party.

SECTION 5.12. Tax Treatment. Each of Western Tech and Cimnet shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.
SECTION 5.13. Company Officers; Employment Contracts; Equity
Awards.   At or prior to the Effective Time, Western Tech agrees
to enter into the employment agreements substantially in the forms set forth in Exhibit B attached hereto.

SECTION 5.14. Post-Merger Operations.  Following the Effective
Time, the combined company shall maintain its principal corporate office in Robesonia, Pennsylvania.

SECTION 5.15. Conveyance Taxes. Western Tech and Cimnet shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Western Tech shall pay, and Cimnet shall pay, without deduction or withholding from any amount payable to the holders of Cimnet Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

                          ARTICLE VI

                     CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals.  Each of the Cimnet
Stockholder Approval and the approval of the stockholders of MergerSub shall have been obtained.

          (b) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Cimnet, Western Tech or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or
(ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Cimnet and Western Tech.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on Cimnet or Western Tech, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Information. The Information Statement shall have been submitted to the SEC and mailed to all stockholders of Western Tech not less than 10 days prior to the Effective Date.

          (e) Corporate Governance. Western Tech shall have taken all such actions as shall be necessary so that the resolutions set forth as part of Exhibit A shall have been adopted, to be effective upon the Effective Time.

          (f) Employment Arrangements. John Richardson shall have entered into employment agreements with Western Tech and/or
Cimnet which are satisfactory to the parties.

          (g) Opinion of Counsel.. Each of the parties hereto shall have received a legal opinion from Wyoming counsel which opinion shall, among other things, state that the transactions contemplated hereby are as of the Effective Time valid and legally enforceable under Wyoming law.

          (h) Western Tech Assets and Liabilities. Western Tech shall at the Closing have no liabilities and no assets.

SECTION 6.2. Conditions to Obligations of Western Tech. The obligation of Western Tech to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Cimnet set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Cimnet.

          (b) Performance of Obligations of Cimnet. Cimnet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Cimnet.

SECTION 6.3. Conditions to Obligations of Cimnet. The obligation of Cimnet to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Western Tech and MergerSub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Western Tech.

          (b) Performance of Obligations of Western Tech. Western Tech shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Western Tech.

SECTION 6.4. Frustration of Closing Conditions. Neither Western Tech nor Cimnet may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.5.

                         ARTICLE VII

               TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(d) or 7.1(f)) whether before or after the Cimnet Stockholder
Approval or the Western Tech Stockholder Approval:

          (a) by mutual written consent of Western Tech, MergerSub and Cimnet;

          (b) by either Western Tech or Cimnet:

     (i) if the Merger shall not have been consummated by March 31, 1999, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of Western Tech or Cimnet having failed to receive all regulatory approvals required to be obtained with respect to the Merger.

     (ii) if the Cimnet Stockholder Approval shall not have been obtained at an Cimnet Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

     (iii) if the Western Tech Stockholder Approval shall not have been obtained at a Western Tech Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

     (iv)  if any restraint having any of the effects set forth in
Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (c) by Western Tech, if Cimnet shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in
Section 6.2(a) or (b), and (B) is incapable of being cured by Cimnet or is not cured within 45 days of written notice thereof;

          (d) prior to receipt of the Western Tech Stockholder Approval, by Western Tech in accordance with Section 4.3(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Western Tech shall have complied with all provisions contained in Section 4.3, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of
Section 5.9; or

          (e) by Cimnet, if Western Tech shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in
Section 6.3(a) or (b), and (B) is incapable of being cured by Western Tech or is not cured within 45 days of written notice thereof.

SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either Cimnet or Western Tech as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Western Tech or Cimnet, other than the provisions of Section 3.1(o), Section 3.2(o), the last sentence of Section 5.4, Section 5.9, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the Cimnet Stockholder Approval or the Western Tech Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Cimnet or Western Tech without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of Western Tech or Cimnet, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                         ARTICLE VIII

                      GENERAL PROVISIONS

SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Western Tech or MergerSub, to

          Western Technology & Research, Inc.
          801 East "A" Street
          Casper, Wyoming  82601
          Attention:  Zenith S. Merritt

          with a copy to:

          Leonard E. Neilson, Esq.
          1211 East 3900 South
          Suite 200, Bldg. C
          Salt Lake City, Utah  64124

          (b) if to Cimnet, to

          CIMNET, Inc.
          946 West Penn Avenue
          Robesonia, PA  19551
          Attention:  John Richardson

                with a copy to:

          Berlack, Israels & Liberman LLP
          120 West 45th Street
          New York, NY  10036
          Attn:  Alan N. Forman

SECTION 8.3. Definitions.  For purposes of this Agreement:

          (a) except for purposes of Section 5.11, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with Cimnet or Western Tech, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; and the terms "material" and "materially" have correlative meanings;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided however, that with respect to Western Tech, such term shall not include Cimnet; and

          (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

SECTION 8.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.6 and Section 5.8, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Western Tech, MergerSub and Cimnet have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   WESTERN TECHNOLOGY AND
                                        RESEARCH, INC.


                                   By:
                                          Name:
                                          Title:

                                   CIMNET ACQUISITION CORP.


                                   By:
                                         Name:
                                         Title:

                                   CIMNET, INC.

                                   By:
                                         Name:
                                         Title: